Exhibit 3.1

RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

OF

Webstar Technology Group, Inc.

a Wyoming corporation

Section 1.Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.0001 per share of the Corporation (the “Series A Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share of Series A Preferred Stock shall be referred to as a “Series A Holder.”

(a) Number. The number of authorized shares of the Series A Preferred Stock is one-thousand (1,000) shares.

(b) Vote. Other than as set forth in Section 1(h) and Section 1(i), if at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to three (3) times the sum of:

1.	The total number of shares of Common Stock which are issued and outstanding at the time of voting, plus,

2.	The total number of votes granted to any preferred stock series which are issued and outstanding at the time of voting.

Each individual share of Series A Preferred Stock shall have the voting rights equal to three times the sum of all shares of Common Stock issued and outstanding at the time of voting plus the cumulative voting rights of all preferred stock series issued and outstanding at the time of voting divided by the number of shares of Series A Preferred Stock issued and outstanding at the time of voting.

The Series A Preferred Stock shall vote on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as a share of Series A Preferred Stock is issued and outstanding. The Series A Preferred Stock shall not have the right to vote on any matter as to which solely another class of Preferred Stock of the Corporation is entitled to vote pursuant to the certificate of designations of such other class of Preferred Stock of the Corporation.

(c) Transferability. The shares of Series A Preferred Stock may be transferred by the Series A Holder to whom the shares of Series A Preferred Stock is issued by the Corporation. The transfer or exchange by the Holder of beneficial interests in the Series A Preferred Stock shall be effected through the Corporation’s transfer agent. The transfer agent shall make appropriate endorsements to reflect increases or decreases in the holdings to reflect any such transfers. The Series A Preferred Stock may be held in book entry form.

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(d) Conversion. The Holder of the Series A Preferred Stock shall have the right, from time to time, to convert shares of the Series A Preferred Stock at the conversion ratio of one hundred (100) shares of Common Stock for each single (1) share of Series A Preferred Stock. Shares of Series A Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio herein prior to the reverse split. The conversion rate of the Series A Preferred Stock would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

(e) No Dividends. The Series A Preferred Stock shall not be entitled to receive any dividends paid on any other class of stock of the Corporation.

(f) No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series A Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation and shall not participate with the Common Stock or any other class of stock of the Corporation therein.

(g) No Participation. The Series A Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other class of stock of the Corporation and shall have no economic interest in the Corporation, other than the rights as set forth herein.

(h) Amendment. The Corporation may not, and shall not, amend this Certificate of Designations without first obtaining the prior written consent of the Series A Holder(s), voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holder(s), with a share of Series A Preferred Stock having one vote on such matter.

(i) Protective Provisions. In addition to any other rights and restrictions provided under applicable law, without first obtaining the prior written consent of the Series A Holder(s), voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holder(s), with a share of Series A Preferred Stock having one vote on such matter, the Corporation shall not amend or repeal any provision of this Certificate of Designations, including by merger, consolidation or otherwise, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect. In addition to any other rights and restrictions provided under applicable law, without first obtaining the prior written consent of the Series A Holder(s), voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of the Series A Holder(s), with a share of Series A Preferred Stock having one vote on such matter, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock, as reasonably determined by the Series A Holder(s), and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

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Section 2. Miscellaneous.

(a) Legend. Any certificates representing the Series A Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series A Preferred Stock Certificate. If the certificate for the Series A Preferred Stock held by the Series A Holder(s) shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Waiver. Any waiver by the Corporation or the Series A Holder(s) of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series A Holder(s) to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(d) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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IN WITNESS WHEREOF, Webstar Technology Group, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 3rd day of June, 2022.

Webstar Technology Group, Inc.

By:
Name:	Don D. Roberts
Title:	Chief Executive Officer